UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 13, 2012
Champion Industries, Inc.

(Exact Name of Registrant as Specified in Its Charter)

West Virginia

(State or Other Jurisdiction of Incorporation)

000-21084                                                      55-0717455

             (Commission File No.)                      (IRS Employer Identification No.)

2450 First Avenue
P. O. Box 2968
Huntington, West Virginia                                                                                                                            25728

(Address of Principal Executive Offices)                                                                                                   (Zip Code)

(304) 528-2700

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
0	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
0	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
0	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
0	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement.

In a Current Report on Form 8-K filed August 21, 2012, Champion Industries, Inc. (“Champion”) advised that on August 20, 2012, Champion received a letter dated August 16, 2012 from Fifth Third Bank, as Administrative Agent (the “Administrative Agent”) for lenders under Champion’s Credit Agreement dated September 14, 2007, as amended (the “Credit Agreement”) captioned as Notice of Forbearance Termination, Additional Defaults and Reservation of Rights (“Notice of Default”), advising that Champion was in default under provisions of the First Amended and Restated and Limited Forbearance Agreement and Fourth Amendment to Credit Agreement ("Forbearance Agreement") and Credit Agreement. The Company was informed that the updated Proposed Restructuring Plan did not evidence (i) a reduction of the leverage ratio in a manner acceptable to the Administrative Agents and Lenders (ii) an increase in the fixed charge leverage ratio in a manner acceptable to the Administrative Agent and Lenders nor was the plan otherwise acceptable to the Administrative Agent and Lenders.

The Notice of Default also advised that the Administrative Agent had not waived the Events of Default and reserved all rights and remedies as a result thereof.  Those remedies include, under the Credit Agreement, the right to accelerate and declare due and immediately payable the principal and accrued interest on all loans outstanding under the Credit Agreement.

The Notice of Default further stated that any extension of additional credit under the Credit Agreement would be made by the lenders in their sole discretion without any intention to waive any Event of Default.

At September 12, 2012, the outstanding principal balance of Champion’s obligations under the Credit Agreement totaled approximately $38.7 million.

On September 13, 2012, the Administrative Agent, the Lenders, Champion, all its subsidiaries and Marshall T. Reynolds entered into a Second Amended and Restated  Limited Forbearance Agreement and Fifth Amendment to Credit Agreement dated September 12, 2012 (the “Forbearance Agreement”) which provides, among other things, that during a forbearance period commencing on August 16, 2012 and ending on October 15, 2012 (unless sooner terminated by default of Champion under the Forbearance Agreement or the Credit Agreement), the Required Lenders are willing to temporarily forbear exercising certain rights and remedies available to them, including acceleration of the obligations or enforcement of any of the liens provided for in the Credit Agreement.  Champion acknowledged in the Forbearance Agreement that as a result of the existing defaults, the Lenders are entitled to decline to provide further credit to Champion, to terminate their loan commitments, to accelerate the outstanding loans, and to enforce their liens. The Forbearance Agreement provides as a condition thereof that Champion agrees to the terms of a debt restructuring term sheet acceptable to Administrative Agent on or before September 15, 2012. Champion is in discussions with the Administrative Agent regarding the restructuring debt term sheet but has not yet agreed to same.

                The Forbearance Agreement provides that during the forbearance period, so long as Champion meets the conditions of the Forbearance Agreement, it may continue to request credit under the revolving credit line.

The Forbearance Agreement provides that the credit commitment under the Credit Agreement is $13,000,000 and provides for a $1,450,000 reserve against the Credit Agreement borrowing base.

Champion is required to pay the Administrative Agent a nonrefundable forbearance fee of 0.10% upon execution of the Forbearance Agreement.

The foregoing summary of certain provisions of the Forbearance Agreement is qualified in its entirety by reference to the complete Forbearance Agreement filed as Exhibit 10.1 hereto.

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Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The description under “Item 1.01 – Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)             Exhibits

10.1           Second Amended and Restated Limited Forbearance Agreement and Fifth Amendment to Credit Agreement dated September 12, 2012 among Champion Industries, Inc., its subsidiaries, Marshall Reynolds, Lenders and Fifth Third Bank, as Lender, L/C Issuer and Administrative Agent for Lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAMPION INDUSTRIES, INC. (Registrant)
Date: September 17, 2012
/s/ Todd R. Fry Todd R. Fry, Senior Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number	Exhibit

10.1
First Amended and Restated Limited Forbearance Agreement and Fifth Amendment to Credit Agreement dated September 12, 2012 among Champion Industries, Inc., its subsidiaries, Marshall Reynolds, Lenders and Fifth Third Bank, as Lender, L/C Issuer and Administrative Agent for Lenders.

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